SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)


                                 CacheFlow Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    126946102
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                                 (CUSIP Number)

                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


                         (Continued on following pages)

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CUSIP NO. 126946102                   13 G            Page 1 of 4 Pages
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1    NAME OF REPORTING PERSON
     Brian NeSmith
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                      (a) [ ]   (b) [X]
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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
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             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            1,925,000 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6 SHARED VOTING POWER

                                   0
                              --------------------------------------------------
                              7 SOLE DISPOSITIVE POWER

                                   1,925,000 shares
                              --------------------------------------------------
                              8 SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       1,925,000 shares
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  4.80%
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12   TYPE OF REPORTING PERSON

                                                                     IN
--------------------------------------------------------------------------------

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CUSIP NO. 126946102                   13 G            Page 2 of 4 Pages
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ITEM 1.

         (a) NAME OF ISSUER:

             CacheFlow Inc. (the "Company")

         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             650 Almanor Avenue, Sunnyvale, CA 94086

ITEM 2.

         Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name;
(b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

         (a) Brian NeSmith
         (b) 650 Almanor Avenue, Sunnyvale, CA 94086
         (c) U.S. Citizen
         (d) Common Stock
         (e) 126946102


ITEM 3.

         Not Applicable


ITEM 4.

         (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:


                        Common Stock                                                  Dispositive
Filing Person       Beneficially Owned       % of Class (1)       Voting Power            Power
-------------       ------------------       --------------       ------------            -----
Brian NeSmith            1,925,000                4.80              1,925,000           1,925,000

(1)      Based on 40,104,688 outstanding shares as of December 31, 2000.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         With respect to Brian NeSmith,

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to become the beneficial owner of more than five percent of the class of securities, check the following. YES

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CUSIP NO. 126946102                   13 G            Page 3 of 4 Pages
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.


ITEM 10. CERTIFICATION

         Not Applicable.

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CUSIP NO. 126946102                   13 G            Page 4 of 4 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 13, 2001                     BRIAN NESMITH


                                              By: /s/ Brian NeSmith
                                                  ------------------------------